EXHIBIT 8(c)


                         [O'CONNOR CAVANAGH LETTERHEAD]

                               February 17, 1998


United Dominion Realty Trust, Inc.
10 South 6th Street, Suite 203
Richmond, Virginia 23219

Ladies and Gentlemen:

        We have acted as counsel to ASR Investments Corporation, a Maryland corporation ("ASR"), in connection with the proposed merger (the "Merger") of ASR Acquisition Sub, Inc., a Maryland corporation (the "Acquisition Sub") and wholly owned subsidiary of the United Dominion Realty Trust, Inc., a Virginia corporation, into ASR. You have requested our opinion on certain United States income tax matters in connection with the Merger.

        In connection with the opinion rendered below, we have examined the following:

        1. The Articles of Amendment and Restatement of Articles of Incorporation of ASR, filed as of June 4, 1997;

        2. Bylaws of ASR, as amended to date;

        3. The Second Amended and Restated Agreement of Limited Partnership of Heritage Communities L.P., dated as of September 18, 1997 (the "Operating Partnership Agreement"), among ASR, as general partner, Heritage SGP Corporation, an Arizona corporation and wholly owned subsidiary of ASR ("Heritage SGP"), as special general partner, and several limited partners;

        4. The partnership agreements and operating agreements (together with the Operating Partnership Agreement, the "Partnership Agreements") of any subsidiary partnerships or limited liability companies of the ASR, Heritage SGP and Heritage Communities L.P. (the "Subsidiary Partnerships");

        5. The certificate of limited partnership of the Operating Partnership and the certificates of limited partnership or articles or organization for the Subsidiary Partnerships; and

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United Dominion Realty Trust, Inc.
February 17, 1998
Page 2

        6. The Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "1933 Act"), relating to the Merger (the "Registration Statement").

        In connection with the opinion rendered below, we have assumed generally that:

        a. Each of the documents referred to above has been duly authorized, executed, and delivered, is authentic, if an original, or is accurate, if a copy, and has not been amended;

        b. ASR qualified as a REIT for its 1992 taxable year and all prior taxable years;

        c. During its 1998 taxable year, ASR has operated in such a manner that makes the representations contained in a certificate, dated February 17, 1998 and executed by a duly appointed officer of ASR (the "Officer's Certificate"), true for such year;

        d. ASR will not make any amendments to its organizational documents or to the Partnership Agreements after the date of this opinion that would affect its qualification as a REIT for any taxable year;

        e. Each partner of the Operating Partnership and the Subsidiary Partnerships (each, a "Partner") that is a corporation or other entity has a valid legal existence;

        f. Each partner has full power, and legal right to enter into and to perform the terms of the applicable Partnership Agreement and the transactions contemplated thereby; and

        g. No actions will be taken by the ASR or the Operating Partnership after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

        In connection with the opinion rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate.
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United Dominion Realty Trust, Inc.
February 17, 1998
Page 3


        Based solely on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and without further investigation, we are of the opinion that:

                (1) Commencing with its taxable year ended December 31, 1993, ASR has been organized and has operated in conformity with the requirements for qualification as a REIT pursuant to sections 856 through 860 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"); and

                (2) The Operating Partnership and each Subsidiary Partnership have been treated since formation as partnerships and not as associations taxable as corporations for federal income tax purposes.

        Except as described herein, we have performed no further due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, or the representations set forth in the Officer's Certificate. We will not review ASR's compliance with such documents, assumptions, and representations on a continuing basis. Accordingly, no assurance can be given that the actual results of ASR's operations for its 1998 taxable year will satisfy the requirements for qualification and taxation as a REIT.

        We render the foregoing opinion in our capacity as attorneys admitted to practice law in the State of Arizona. The foregoing opinion is limited to the U.S. income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. tax matters or to any issues arising under the tax laws of any other country or any state or locality. You should be aware that the foregoing opinion is not binding upon the Internal Revenue Service or courts and represents only our good faith evaluation of the provisions of the Internal Revenue Code and applicable Treasury Regulations promulgated thereunder, published rulings of the Internal Revenue Service, and court decisions, any of which could be changed or overruled at a future date with retroactive effect. The Internal Revenue Service has not issued regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent ASR from qualifying as a REIT. In rendering the foregoing opinion, we have reviewed only those authorities available to us on the business day preceding the date of this letter. We assume no responsibility for changes in applicable law occurring after such date, and we undertake no obligation to update the opinion expressed herein after the date of this letter. In addition, the opinion expressed in this letter is subject to each of the several conditions expressed above, and should any condition not be met, the opinion shall cease to have any effect.


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United Dominion Realty Trust, Inc.
February 17, 1998
Page 4


        This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to O'Connor, Cavanagh, Anderson, Killingsworth & Beshears under the caption "Federal Income Tax Considerations" in the Registration Statement.



                                                Very truly yours,


                                                O'Connor, Cavanagh, Anderson
                                                Killingsworth & Beshears
                                                a professional association